Exhibit 10.1

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange
Commission (the “Commission”)**

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into on May 31, 2016, by and between Hadasit Medical Research Services & Development, Ltd. of Jerusalem Bio Park, Hadassah Ein-Kerem Medical Center, P.O.B. 12000, Jerusalem 91120 ("Hadasit"), Hong Kong University of Science and Technology R and D Corporation Limited ("RDC", and collectively with Hadasit, “Licensors”) and Artemis Therapeutics Inc., a Delaware corporation, having a place of business at 1633 Broadway, New York, NY 10019 (“Company”).  (Hadasit shall also be referred to herein as the “Leading Licensor”. Each of Hadasit, RDC and the Company, a “Party”, and collectively the “Parties”).

WHEREAS, Hadasit is the wholly-owned subsidiary of Hadassah Medical Organization (“HMO”) and serves as its commercial arm;

WHEREAS, RDC is the wholly-owned subsidiary of The Hong Kong University of Science and Technology ("HKUST") and serves as its commercial arm;

WHEREAS, Hadasit together with HKUST are the joint registered owners of certain patent applications and/or patents, as set forth in Exhibit A1 hereto (the “Joint Patents”), on which the listed inventors are (1) Prof. Dana Wolf of Hadasit (“Prof. Wolf), who assigned all her rights therein to Hadasit; and (2) Prof. Richard Haynes, a former employee of HKUST (“Prof. Haynes”), who assigned all his rights therein to HKUST;

WHEREAS, HKUST is the sole registered owner of certain patent applications and/or patents, as set forth in Exhibit A2 hereto (the “HKUST Patents”), on which the listed inventor is Prof. Haynes who assigned all his rights therein to HKUST;

WHEREAS, HKUST has granted RDC the right to exploit its rights under the Joint Patents and the HKUST Patents and to grant all of the exclusive and the non-exclusive licenses to the Company as set out in Section 4 herein, with the right to sub-license;

WHEREAS, Prof. Wolf’s laboratory at the HMO shall be the Company’s first choice over equivalent alternatives for performing pre-clinical, research and development activities;

WHEREAS, the Company is interested in engaging Prof. Wolf as its Chief Scientific Officer and as a member of its Scientific Advisory Board;

WHEREAS, Company wishes to obtain license rights with respect to the technology described below owned and/or controlled by Licensors and the results of any research and development activities described below in order to develop, obtain regulatory approval for and commercialize products based thereon; and

WHEREAS, Company has represented to Licensors, in order to induce Licensors to enter into this Agreement, that Company shall commit itself to diligent efforts to obtain additional equity investments and to develop, obtain regulatory approval for and commercialize one or more Licensed Products (defined below), and that it shall have the financial capacity and the strategic commitment to do so.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. Terms capitalized herein shall have the meanings set forth below.

1.1                “Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

1.2                “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3 "Consulting Services” means the overseeing activities by Prof. Wolf of the Company’s research and development activities in her capacity as the Company’s Chief Scientific Officer and as a member of the Company’s scientific advisory board or any other consultancy position  under the Consulting Services Agreement or any similar kind of agreement between the Company, Hadasit and Prof. Wolf.

1.4 “ConsultingServices Agreement” means the Consulting Services Agreement attached hereto as Exhibit D.

1.5 “ConsultingServices Results” mean any know how, information, materials, devices, discoveries and inventions and any other results, whether or not patentable, developed  via the supervision or input of Prof. Wolf in the course of Prof. Wolf’s performance of the Consulting Services.

1.6  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.  Without limiting the foregoing, Control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.7 “Development Milestones” means the development milestones set forth in Exhibit E hereto.

1.8  “Development Plan” means the plan for the research, development and commercialization of Licensed Products attached hereto as Exhibit F, as such plan may be adjusted from time to time pursuant to Sections 5.2 and 5.3.  The Development Plan sets forth the Company’s projected work plan for achieving each of the Development Milestones.

1.9   “Development Results” means any patents, patent applications, information, methods, processes, material, devices, data and other results arising from the Development Plan.

1.10               “Effective Date” means the date upon which both of the following have occurred: (a) the Company proves, to the Leading Licensor’s satisfaction, that (i) the Merger has been completed; (ii) and that it has no less than US$500,000 in freely available funds in its bank account;  and (b) the Consulting Services Agreement is signed.

1.11               “Exclusivity Right” means any exclusivity right such as data protection period, exclusivity for biologic drugs, pediatric exclusivity period (505A) or similar exclusivity right granted by a Regulatory Authority with respect to a Licensed Product that provides exclusivity in the relevant market.

1.12              "Exit Consideration” means the total consideration actually received by, or distributed to, the Company and/or its shareholders in connection with an Exit Event, of any nature, including, without limitation, all cash, securities or other property which is received by Company or its shareholders in consideration of and in connection with such Exit Event. For the avoidance of doubt, in an Exit Event that is a merger or acquisition type transaction, the Exit Consideration will be a function of the total consideration received by, or distributed to, the shareholders and in an Exit Event that is an IPO, the Exit Consideration will be a function of the total consideration received by, or distributed to, the Company.

1.13 “Exit Event” means the first  transaction or the first series of transactions producing in a combined fashion one event, which is (a) a merger or acquisition type transaction involving the sale of all or a majority of the shares of the Company to the acquiring company or merged entity; (b) results in the transfer or assignment of this Agreement (with the prior written consent of the Licensors, if and as required hereunder); or (c) an initial public offering of the Company’s shares (“IPO”).

1.14 “FDA” means the United States Food and Drug Administration.

1.15 “Field” means all indications and uses.

1.16 “First Commercial Sale” means, with respect to any Licensed Product, the date of the first sale for end use or consumption of such Licensed Product by Company, an Affiliate of Company or a Sublicensee following receipt of Marketing Authorization in the country in which such Licensed Product is sold, but specifically excluding any sale or other distribution for use in a clinical trial (for clarity, net revenues from sales or distributions for use in clinical trials shall be considered Net Sales notwithstanding the fact that such sale is not considered a First Commercial Sale). In the case of services, First Commercial Sale shall mean the first provision of commercial services with the use of a Licensed Product, to a third party.

1.17 “Initiation of Phase I Clinical Trial”, “Initiation of Phase II Clinical Trial” and “Initiation of Phase III Clinical Trial” means the administration of the respective Licensed Product to the first patient in such Phase.

1.18 “Know-How” means non-public information, data, methods, processes, techniques and results.

1.19 "Licensed Know-How" shall mean (i) any Know-How relating to the Licensed Patents which is owned and controlled by Licensors on the Effective Date and which is not in the public domain, including, without limitation, the preclinical and clinical study data and reports, manufacturing and analytical procedures and regulatory materials and filings developed and prepared by HKUST and/or Bayer Healthcare, and owned by HKUST, as  identified in Exhibit B attached hereto, and (ii) the Sponsored Research Results.

1.20 “Licensed Patents” means (i) the Joint Patents and the HKUST Patents and any patent applications and patents claiming Sponsored Research Results (ii) all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and patents granted thereon, all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, all solely to the extent related to the foregoing; and (iii) any other U.S., foreign or international patent or patent application obtained by Licensor/s and/or HKUST (as the registered owner/s) in respect of the Licensed Know-How.  Exhibits A1 and A2 shall include and shall be updated from time to time to reflect inclusion of new Licensed Patents described in (i), (ii) and (iii) above.

1.21                “Licensed Product” shall mean any product, process, method or service that comprises, contains, is derived from or incorporates the Licensed Technology or ay part thereof.

1.22 “Licensed Technology” means (i) the Licensed Patents; and (ii) the Licensed Know-How.

1.23 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in a country.

1.24 “Merger” means the merger of the Company with a public company by the name of New York Global Innovations, Inc. (OTCMKTS:INKS)

1.25 “Net Sales” means the gross amount actually billed or invoiced by or on behalf of the Company and its Affiliates (in each case, the “Invoicing Entity”) on sales, leases or other transfers of, or other methods of commercializing, Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price:  (i) customary trade, quantity or cash discounts to the extent actually allowed and taken; (ii) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (iii) amounts paid by customers to the Invoicing Entity in respect of  shipping and insurance (where separately stated on purchase orders and where such amounts are transferred in their entirety by the Invoicing Entity to third party carriers); (iv) bad debts (as determined in accordance with relevant GAAP rules) deriving from Net Sales in respect of which royalties were paid by the Company hereunder; and (v) amounts paid by customers to the Invoicing Entity in respect of any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product to the extent separately stated on purchase orders, invoices or other documents of sale and where such amounts are transferred in their entirety to the relevant tax authorities, but not including any tax levied with respect to income; provided that:

(a)
in any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for resale by such Affiliate, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(b)
in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate for resale by such Affiliate will not be deemed Net Sales.  Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate upon resale of such Licensed Products to a third party purchaser.

With respect to Net Sales of Licensed Products by Sublicensees (applicable for computing the Sublicense Receipts pursuant to Section 6.2 below and for computing the Exhibit G Milestone Payments), such Net Sales shall be computed on the basis of deductions taken from the gross amounts actually received by the Sublicensee (and not on the basis of amounts billed or invoiced by the Sublicensee).

1.26                "Phase I Clinical Trial" means a human clinical trial in any country conducted by Company or its Affiliate to initially evaluate the safety of a Licensed Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21 (a) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.27 "Phase II Clinical Trial" means a human clinical trial in any country conducted by Company or its Affiliate to initially evaluate the effectiveness of a Licensed Product in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.28 "Phase III Clinical Trial" means a pivotal human clinical trial in any country conducted by Company or its Affiliate the results of which could be used to establish safety and efficacy of the Licensed Product as a basis for approval of an NDA for such Licensed Product or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.29 “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or any other entity or organization.

1.30 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.

1.31  “Royalty Period” means, on a Licensed Product-by-Licensed Product and country-to-country basis, the period commencing on the Effective Date and ending on the later of (a) the expiration of the last-to-expire Valid Claim or Exclusivity Right, or (b) 15 years from the date of the First Commercial Sale.

1.32 “SponsoredResearch” has the meaning ascribed to it in Section 2.1 below.

1.33 “Sponsored Research Results” means all know how, information, material, devices, discoveries and inventions or other results, generated by and arising in the course of  the performance of Sponsored Research.

1.34 “Sublicense” means: (a) any right granted, license given or agreement entered into by Company to or with any other person or entity, under or with respect to or permitting any use of any of the Licensed Technology or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; or (b) any option or other right granted by Company to any other person or entity to negotiate for or receive any of the rights described under clause (a);  regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.35 “Sublicense Receipts” means any payments or other consideration that Company or any of its Affiliates actually receives from a Sublicensee in consideration for the Sublicense including, without limitation, royalties (including royalties calculated on the basis of sales), milestone payments, license fees, and license maintenance fees. For the avoidance of doubt, Sublicense Receipts shall not include payments received as equity or debt financing in the Company or its Affiliates, or in reimbursement of patent expenses. In the event that Company or an Affiliate of Company receives non-cash consideration from a Sublicensee or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.  Moreover, any payment received by the Company from any Person in consideration for any standstill or similar obligation not to grant any of the rights described in clause (a) or (b) of Section 1.34 shall be deemed as Sublicense Receipts.

1.36 “Sublicensee” means any Person granted a Sublicense.

1.37 “Third Party Royalties” means royalties or payments actually paid by the Company or its Affiliates to an unaffiliated third party for the right to use or exploit technology, products or proprietary rights of such third party to create  or sell Licensed Product/s, which third party’s rights would otherwise be infringed or violated.

1.38 “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Licensed Technology that has not been (i) held revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) lost through an interference proceeding; and (b) a pending claim of a pending patent application within the Licensed Technology that has not been abandoned or rejected without the possibility of an appeal or refiling.

2.	Sponsored Research and Consulting Services

2.1           Sponsored Research.

2.1.1 Prof. Wolf's laboratory at HMO shall be the Company's first choice over equivalent alternatives for performing pre-clinical, research and development activities. Before the Company outsources pre-clinical research and other development activities to a third party, the Company shall offer all work in the area of Prof. Wolf's expertise as described in Exhibit H and within the capabilities of her laboratory, to Prof. Wolf and Prof. Wolf shall offer a proposal.  If the terms regarding the services by Prof. Wolf are equivalent to, or better than, the terms being offered by a third party provider of such services, then the Company shall accept Prof. Wolf's proposal, and Prof. Wolf shall provide the applicable services.  Each such provision of such services by Prof. Wolf and her laboratory is referred to herein as "Sponsored Research" and shall be governed by a separate agreement in writing in the form attached hereto as  Exhibit I to this Agreement (the “Sponsored Research Agreement(s)”).

          2.1.2 It is hereby agreed that the Company shall utilize the Sponsored Research services of Prof. Wolf (for mechanism of action, testing drug combinations and other projects chosen by the Company in consultation with Prof. Wolf by mutual agreement and set forth in an agreed research program that will constitute an inherent part of the first Sponsored Research Agreement) in a total amount of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] all as per the first Sponsored Research Agreement to be entered into within 45 (forty-five) days of the Effective Date, whereby the Company shall order research services to be performed by Prof. Wolf during 2 (two) 12 (twelve) month consecutive periods, in the amount of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per each 12 (twelve) month period. Payments in respect of the first 12 (twelve) month period shall be due as following: (i) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] within 60 (sixty) days of the Effective Date; (ii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the third calendar quarter following the Effective Date; and (iii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the fourth calendar quarter following the Effective Date. Payments in respect of the second 12 (twelve) month period shall be due as following: (i) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the first calendar quarter of the Sponsored Research; (ii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the third calendar quarter of the Sponsored Research; and (iii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the fourth calendar quarter of the Sponsored Research.

      2.2            Consulting Services. The Company shall engage the Consulting Services of Prof. Wolf pursuant to the Consulting Services Agreement, to be executed on or immediately after the Merger, by the Company, Prof. Wolf and Hadasit. The Company, Hadasit and Prof. Wolf acknowledge and agree that the Consulting Services will involve Prof. Wolf in overseeing research and development activities of the Company outside the laboratories at HMO and not in the conduct of research by Prof. Wolf at HMO laboratories, any such research to constitute Sponsored Research as referred to in the preceding Section 2.1.

3	Title.

3.1	The entire right, title and interest in and to the Sponsored Research Results are and shall be owned solely and exclusively by the Leading Licensor.

3.2
The entire right, title and interest in and to the Licensed Technology, excluding the Sponsored Research Results, the HKUST Patents and the Exhibit B Know-How, is and shall be owned solely and exclusively by Hadasit and HKUST.  The entire right, title and interest in and to the HKUST Patents and in and to the Exhibit B Know-How is and shall be owned by HKUST.

3.3	As between the Parties, the entire right, title and interest in and to the Consulting Services Results and the Development Results are and shall be owned solely and exclusively by the Company.

4	License Grants.

4.1        Licensors License.

4.1.1     License Grant. Subject to the terms and conditions set forth in this Agreement:

(a) Licensors hereby grant to Company (the “License”): (i) an exclusive, worldwide, royalty-bearing license, with rights to sublicense as set forth herein, under the Licensed Technology, to make any and all uses of the same, including, without limitation, to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export and import Licensed Products in the Field; and (ii) a non-exclusive, worldwide, royalty-bearing license, with rights to sublicense as set forth herein, under any and all HKUST technology owned by HKUST relating to invention ref:TTC.PA.0072  that is necessary or useful for the use and exploitation of the  Licensed Technology in accordance with (i) above.

(b) Notwithstanding anything to the contrary herein, (i) each of the Licensors reserves, for itself and its Affiliates (including, without limitation, HMO and HKUST), the right to practice the Licensed Technology solely for the purpose of teaching and for performing academic research at its respective institutions and subject to maintaining confidentiality. The Licensors shall be entitled to publish the results of such academic research subject to the provisions of Section 14 below; and (ii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

4.1.2 Affiliates and Contractors.  The License granted to Company under Section 4.1.1 includes the right to have some or all of Company’s rights under Section 4.1.1 exercised or performed by one or more of Company’s Affiliates or third party contractors for and on behalf of Company or its Affiliates, and such grant shall not be deemed a Sublicense, provided that:

(a)         no such Affiliate (who is not otherwise permitted to do so in the capacity of a Sublicensee under a Sublicensee agreement entered into in conformance with Section 4.1.3) or contractor shall be entitled to grant, directly or indirectly, to any third party any Sublicense;

(b)         Company shall procure that such Affiliates or contractors will be bound by all applicable terms of this Agreement, and shall be responsible for actions taken or omissions by such Affiliates or contractors in exercising such rights on behalf of Company;

(c)         Such Affiliate or contractor does not pay any consideration (including indirect considerations such as in the form of dividends) to Company for the authorization by Company to exercise such rights; and

(d)          Sales performed by such Affiliate or contractor will be considered as if performed by the Company.

4.1.3   Sublicenses.  Company shall be entitled to grant Sublicenses under the License granted pursuant to Section 4.1.1, provided that any Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement (including this Section 4.1.3) and shall be made only for monetary consideration and pursuant to a bona-fide arm’s length transaction.

(a)          Sublicense Agreements. Sublicenses shall be granted only pursuant to written agreements, which shall be in compliance with the terms and conditions of this Agreement and shall contain, among other things, provisions to the following effect:

(i)        all provisions necessary to ensure Company’s ability to perform its obligations under this Agreement;

(ii)       a section substantially similar to Section 10.3 (Limitation of Liability) limiting the liability of the Licensors and a section substantially similar to Section 11 (Indemnification and Insurance), which also shall state that the Licensors are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

(iii)      in the event of termination of the License set forth in Section 4.1  (in whole or in part) prior to expiration, any existing Sublicense shall terminate to the extent of such terminated license; provided, however, that, for each Sublicensee, upon termination in whole or in part of a Sublicense agreement, if the Sublicensee is not then in breach of the Sublicense agreement such that Company would have the right to terminate such Sublicense agreement, such Sublicensee shall,  at its option, become a direct licensee with the Licensors in place of such terminated license through a separate written agreement to be entered into between the Licensors and such Sublicensee according to the terms of the particular Sublicense agreement;

(iv)       provisions for monetary consideration, including without limitation the payment of royalties by such Sublicensee to the Company, to be calculated on the basis of sales of Licensed Products by such Sublicensee, provided however that, for the purpose of this section, “calculated on basis of sales” shall mean a calculation of royalties based on a definition of “sales” that substantially conforms to the definition of Net Sales set forth in this Agreement and in respect of the Sublicensee's right for deduction of Third Party Royalties from royalties paid by the Sublicensee, Company shall use commercial reasonable efforts to include a limitation of 50% on royalties reduction after all credits and deductions permitted by the applicable Sublicense have been taken;

(v)         provisions implementing Licensors’ rights to reports and audits of Sublicensees’ records pursuant to Section 7 hereof;

(vi)       the Sublicensee shall not be entitled to sublicense its rights under such Sublicense agreement except if the Leading Licensor has approved such further sublicense in accordance with 4.1.3(b) below; and

(vii)     the Sublicensee shall not be entitled to assign the Sublicense agreement without the prior written consent of the Leading Licensor, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement, and a copy of such written agreement of the assignee is provided to Leading Licensor.

(b)          Delivery of Sublicense Agreement. (i) Company shall provide the Leading Licensor for its review with a copy of each Sublicense agreement, together with any other agreements with such Sublicensee directly related to the Licensed Technology, at least seven (7) business days prior to the execution thereof. Any provision in any such Sublicense agreement which allows sublicensing by a Sublicensee shall be subject to Leading Licensor’s consent in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed. A failure by the Leading Licensor to respond substantively to Company’s request within ten (10) days of receipt thereof shall be deemed consent. (ii) Company shall provide the Licensors with a signed copy of each Sublicense agreement, together with any other agreements with such Sublicensee directly related to the Licensed Technology and all amendments thereof (which shall again be subject to the provisions of this Section 4.1.3 before being signed and coming into force), within thirty (30) days prior to the execution thereof.

(c)         Breach by Sublicensee. Any act or omission by a Sublicensee that is a breach of the Sublicense Agreement and would have constituted a breach of this Agreement had it been an act or omission by Company, shall constitute a breach of this Agreement by the Company unless the Company enforces its rights under the Sublicense Agreement.

4.2 No Other Grant of Rights. Except for the licenses expressly granted herein, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon any Party by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of  any other Party or Parties, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any intellectual property rights licensed hereunder.

5	Development and Commercialization.

5.1 Investment Milestones. The Company hereby confirms that it shall have no less than US$500,000 in freely available funds following completion of the Merger.   The Company shall secure and consummate additional funding in the form of equity investments in the Company’s share capital in compliance with the investment milestones set forth in Exhibit C, attached hereto (the “Investment Milestones”). The Company shall provide the Leading Licensor with confirmation in writing of its Chief Executive Officer or its Chief Financial Officer when each Investment Milestone is met. Moreover, the Company shall provide the Leading Licensor with documentation evidencing that each Investment Milestone has been met, immediately at its request.

5.2 Development and Commercialization Diligence.  In addition and without derogating from Section 5.1 above, Company shall use commercially reasonable efforts and shall contractually obligate its Sublicensees to use commercially reasonable efforts to: (a) develop Licensed Products based on the Licensed Technology in accordance with the Development Plan; (b) secure independent financing sufficient to perform the Development Plan, including, without limitation, meeting the Investment Milestones; (c) obtain appropriate regulatory approvals in major markets, (d) introduce Licensed Products into the commercial market; and (e) market Licensed Products following such introduction into the market.  In addition, Company, by itself or through its Affiliates or Sublicensees, shall use commercially reasonable efforts to achieve each of the Development Milestones within the time periods specified in Exhibit E (or within the postponement periods pursuant to this Section 5.2 or within the remedy periods pursuant to Section 5.5). The Leading Licensor shall not withhold its consent to the postponement of Development Milestones should the Company be able to demonstrate that it is making ongoing commercially reasonable efforts to reach them and to the extent that they are caused by: (i) the requirements or decisions of a regulatory authority; (ii) force majeure; or (iii) inability or delays (from the scientific side) in being able to achieve the desired research or testing results.

5.3 Adjustments of Development Plan.  Subject to the foregoing set out in Section 5.2 above, Company will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Company believes, in its good faith judgment, are needed in order to improve Company’s ability to meet the Development Milestones.

5.4 Reporting.  Within sixty (60) days after the end of each calendar year, Company shall furnish the Leading Licensor with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the previous calendar year to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for the Leading Licensor to assess whether Company is in compliance with its obligations under this Section 5 and a discussion of intended efforts for the then current year. Together with each report, Company shall provide the Leading Licensor with a copy of the then current Development Plan and information regarding the progress toward achieving the Investment Milestones. For the avoidance of doubt it is stated that reports and other information furnished by the Company regarding research, development, testing and regulatory matters shall not be shared with RDC and/or HKUST.

5.5 Failure to Meet Development Milestone and/or Investment Milestones.  In the event Company fails to meet any Investment Milestones within the timetable set forth on Exhibit C for its achievement and/or any of the  Development Milestones within the timetable set forth on Exhibit E for its achievement (as may be postponed pursuant to Section 5.2 above) , and does not remedy the failure within ninety (90) days, the Leading Licensor shall be entitled to terminate  this Agreement by written notice to the Company within ninety (90) days of the end of such remedy period. Such termination shall be Licensors' sole remedy for any such failure.

5.6              Regulatory Filings.  Company shall make commercially reasonable efforts to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country.  Subject to the provisions of Section 12.3.2 below, Company shall solely own all right, title and interest in and to all such regulatory approvals and filings.

6.	Consideration for Grant of License

As consideration for the License granted hereunder, Company shall pay the Licensors, through the Leading Licensor, the following:

6.1
Royalties. Company shall, during the relevant Royalty Periods (on a country by country and Licensed Product by Licensed Product basis), pay the Licensors, through the Leading Licensor, royalties equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]of all Net Sales by the Company and its Affiliates. During the Royalty Period, following the later of there being no Valid Claim, or the end of the Exclusivity Rights (if any), applicable to the Licensed Product in the country of sale, the said royalty rate in the country of sale shall be reduced to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].  Company shall be entitled to deduct [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of Third Party Royalties from the consideration due the Licensors as a result of Net Sales by the Company or its Affiliates after all credits and deductions permitted by this Agreement have been taken, provided, however, that the royalty which the Company shall pay Licensors, through the Leading Licensor, for Net Sales by the Company or its Affiliates shall not be reduced by more than [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during any particular payment period (namely that such Net Sales shall not be reduced to less than [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the period in which there is a Valid Claim or Exclusivity Right, and to less than [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during any remaining period of the Royalty Term) ("[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]").

6.2
Sublicense Receipts for sales of Licensed Product by Sublicensees. With respect to sales of Licensed Products made by any Sublicensee, the Company shall pay the Licensors, through the Leading Licensor, royalties equal to the higher of: (i) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of any consideration received by the Company from the Sublicensee as a result of the sale of any Licensed Products; and (ii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of the “net sales” of such Sublicensee. Notwithstanding the foregoing, during the Royalty Period, following the later of there being no Valid Claim, or the end of the Exclusivity Rights (if any), applicable to the Licensed Product in the country of sale, the said percentage shall be reduced to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

6.3
For the avoidance of any doubt, the actual deductions made by a Sublicensee for Third Party Royalties will be a deduction from the “net sales” of such Sublicensee for the purposes of calculation under Section 6.2 above.

For illustration purposes, [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

A.	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]; AND

B.	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

6.4
Sublicense Receipts other than for sales of Licensed Products by Sublicensees. Subject to the provisions of Section 6.5 below in relation to payments that are made upon the achievement of a Milestone Event, Company shall pay the Licensors, through the Leading Licensor, an amount equal to: (a) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of all Sublicense Receipts with respect to Sublicenses granted prior to the Initiation of Phase I Clinical Trial, (b) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of all Sublicense Receipts, with respect to Sublicenses granted after the Initiation of a Phase I Clinical Trial and prior to the Initiation of a Phase II Clinical Trial; and (c) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of all Sublicense Receipts, with respect to Sublicenses granted after the Initiation of a Phase II Clinical Trial.

6.5
Milestone Payments. Company will pay the Licensors, through the Leading Licensor, the amounts set forth in Exhibit G attached hereto upon the occurrence of each of the regulatory and Net Sales milestone events set forth in Exhibit G (each a “Milestone Event”). Each such payment to be made within thirty (30) days after achievement of a regulatory Milestone Event or within ninety (90) days of the beginning of each calendar year if a Net Sales Milestone Event was achieved during the previous calendar year. Upon a payment to the Company by a Sublicensee being triggered in respect of a Milestone Event set forth in Exhibit G (the “Milestone Sublicense Receipt”), Company shall pay the Licensors through the Leading Licensor the higher of (a) the amount set forth in Exhibit G in respect of the same Milestone Event or; (b) if a corresponding payment is made by a Sublicensee to the Company, an amount equal to the amount of the Sublicensing Receipts that would otherwise be due pursuant to Section 6.4.

6.6
Exit Event that is not an IPO. Upon the occurrence of the first Exit Event, if such Exit Event is not an IPO, Company shall pay the Licensors, through the Leading Licensor, an amount equal to the Exit Percentage set forth in the table below multiplied by the Exit Consideration.

Consummation of the Exit Event	Exit Percentage
Before Initiation of Phase I Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
After the Initiation of Phase I Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
After the Initiation of Phase II Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
After the Initiation of Phase III Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

6.7
Exit Event that is an IPO. Upon the occurrence of the first Exit Event, if such Exit Event is an IPO, Licensors collectively shall receive equity in the Company valued at the following percentage of any amount raised by the Company within the framework of the IPO, on the basis of the price per share of the IPO

Consummation of the IPO	Exit Percentage
Before Initiation of Phase I Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
After the Initiation of Phase I Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
After the Initiation of Phase II Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
After the Initiation of Phase III Clinical Trial	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

6.8
Patent Challenge.  If Company, or its Affiliate commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents (a “Challenge Proceeding”), the Leading Licensor shall have the right to terminate this Agreementin the case ofa Company (or its Affiliate) initiated proceeding or to have the Company terminate the Sublicense in the case of a Sublicensee initiated proceeding; the royalty rates specified in Sections 6.1 will be doubled with respect to Net Sales of Licensed Products that are sold, leased or otherwise transferred during the pendency of such Challenge Proceeding, and the percentage due to the Licensors in respect of Sublicense Receipts shall be doubled with respect to Sublicense Receipts during such period.  If the outcome of such Challenge Proceeding is a determination in favor of Licensors, (a) the royalty rate specified in Section 6.1 with respect to Net Sales of Licensed Products and Sublicense Receipts specified in 6.2 and in 6.4 that are covered by the Licensed Patents that are the subject of such Challenge Proceeding shall remain at such doubled rate and the percentage due to Licensors in respect of Sublicense Receipts shall remain at such doubled rate and (b) Company shall reimburse Licensors for all expenses incurred by Licensors (including reasonable attorneys’ fees) in connection with such Challenge Proceeding.  If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any royalties or percentages of Sublicense Receipts paid before or during the pendency of such Challenge Proceeding, nor any expense incurred by Company (including reasonable attorneys’ fees) in connection with such Challenge Proceedings.

7.	Reports; Payments; Records.

7.1	Reports and Payments.

7.1.1      Reports.  Within  ninety (90) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Sublicense Receipts are received, Company shall deliver to the Leading Licensor a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

(a)                   the number of units of Licensed Products sold, leased or otherwise transferred by Company and its Affiliates that produced Net Sales for the applicable Calendar Quarter;

(b)                   the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Company and its Affiliates during the applicable Calendar Quarter;

(c)                   a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions;

(d)                   a detailed accounting of all Sublicense Receipts received during the applicable Calendar Quarter, including, if applicable, the number of units of Licensed Products reported by the Sublicensee to have been sold, leased or otherwise transferred by the particular Sublicensee in connection with the reported Sublicense Receipts and the gross amount reported received for Licensed Products sold, leased or otherwise transferred by the Sublicensee in connection with the Sublicense Receipts; and

(e)                   the total amount payable to the Licensors through the Leading Licensor in U.S. Dollars in Net Sales and Sublicense Receipts for the applicable Calendar Quarter, together with the exchange rates used for conversion.

Within one-hundred twenty (120) days after the end of a calendar year, the Company shall provide a summary of the prior calendar year which will be certified on behalf of Company as true, correct and complete in all material respects.  If no amounts are due to the Licensors for a particular Calendar Quarter of such year, the report shall so state.

In addition to the above, during the term of this Agreement, the Company shall give the Leading Licensor written notice (with a copy to RDC) of the occurrence of any Investment Milestone, and of any Milestone Event that is unrelated to Net Sales, within thirty (30) days after achievement of each such milestone by the Company or its Affiliate or after Company's receipt of notice of such achievement by its Sublicensee.

7.1.2   Payment.  Within ninety (90) days after the end of each Calendar Quarter, Company shall pay the Licensors through the Leading Licensor all amounts due with respect to Net Sales and Sublicense Receipts for the applicable Calendar Quarter. All payments by the Company hereunder will be only to Leading Licensor, and Leading Licensor shall have sole liability for apportioning such payments between itself and RDC.  RDC confirms, that once a payment by Company to the Leading Licensor has been made, RDC and its Affiliates will have no claims or recourse against the Company related to such payment.

7.2 Payment Currency. All payments due under this Agreement shall be payable in U.S. Dollars unless agreed otherwise in writing.  Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter or payment due date. Such payments shall be without deduction of exchange, collection or other charges.

7.3 Records. Company shall maintain, and shall contractually require its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to the Licensors through the Leading Licensor in relation to such Licensed Products, and all Sublicense Receipts received by Company and its Affiliates, which records shall include a country-by-country and Licensed Product-by-Licensed Product breakdown for each category listed above and shall contain reasonably sufficient information to permit the Leading Licensor to confirm the accuracy of any reports or notifications delivered to the Leading Licensor under Section 7.1.  Company, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time the Leading Licensor shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Company’s (or via an audit by Company, its Affiliate’s and Sublicensee’s) compliance with the terms hereof.  Such accountant shall be bound by confidentiality obligations substantially similar to those set out in Section 13 of this Agreement and shall not disclose to the Leading Licensor any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The Company shall receive a copy of the interim reports and final reports of such auditors. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the auditor delivers the results of the audit.  In the event that any audit performed under this Section 7.3 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit.  The Leading Licensor may exercise its rights under this Section 7.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

7.4 Late Payments.  Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) LIBOR plus five percent (5%) accumulated on a monthly basis and (b) the maximum rate allowed by law.  Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Company shall not limit, in any way, Licensors’ right to exercise any other remedies Licensors may have as a consequence of the lateness of any payment.

7.5 Payment Method.  Each payment due to the Licensors through the Leading Licensor under this Agreement shall be paid by check or wire transfer of funds to the Leading Licensor's account in accordance with written instructions provided by it.  If made by wire transfer, such payments shall be marked so as to refer to this Agreement. Once duly paid to the Leading Licensor, the Company shall have no liability to the other Licensor in connection with such rendered payment.

7.6 Taxes; Withholding. All amounts payable hereunder are exclusive of applicable VAT, which shall be added to amounts due hereunder as applicable. If Company is required to withhold any amounts from payments made by Company to the applicable Licensor or to the Leading Licensor (on behalf of both Licensors) due to the applicable laws of any country, such amount will be deducted from the payment to be made by Company and remitted to the appropriate taxing authority for the benefit of the applicable Licensor(s). Company will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Company shall submit to the applicable Licensor(s) originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report.  Company will cooperate with the Licensors to provide such information and records as Licensors may require in connection with any application by the Licensors to the tax authorities in any country, including an attempt to obtain an exemption or a credit for any withholding tax paid in any country.

8	Patent Filing, Prosecution and Maintenance.

8.1 Patent Expense Reimbursement. (i) Company shall reimburse Hadasit in the amount of  twelve thousand two hundred New Israeli Shekels  (NIS 12,200),  on account of all previous documented patent expenses and costs incurred by Hadasit in connection with the Licensed Patents and not reimbursed by a third party prior to the Effective Date, within fourteen (14) days of the Effective Date. The balance, which shall be advised to the Company on or around the Effective Date, shall be due and payable by the Company to Hadasit six (6) months of the Effective Date;  and (ii) Company shall reimburse RDC for previous documented patent expenses and costs incurred by HKUST or RDC in connection with the Licensed Patents and not reimbursed by a third party prior to the Effective Date, in the  amount of  one hundred and thirteen thousand US Dollars (US Dollars 113,000) as follows:  Twelve Thousand US Dollars  (US$12,000) within fourteen (14) days of the Effective Date, and the balance which shall be advised to the Company on or around the Effective Date, in two (2) equal instalments, the first to be made one (1) year of the Effective Date, and the second to be made two (2) years of the Effective Date. Notwithstanding any provisions of this Agreement, the Company shall reimburse the patent expenses incurred by HKUST or RDC directly to RDC by wire transfer.

8.2 Patent Filing, Prosecution, Protection and Maintenance.  The Leading Licensor shall, in consultation with the Company, be responsible for the preparation, filing, prosecution, protection and maintenance of all patents and patent applications within the Licensed Technology, excluding the HKUST Patents. HKUST shall, in consultation with the Company, be responsible for the preparation, filing, prosecution, protection and maintenance of all patents and patent applications within the HKUST Patents. Unless otherwise agreed between the Leading Licensor and the Company, patent applications relating to the Licensed Technology, excluding the HKUST Patents shall be filed in no less than the following territories: The European Union (England, Germany and France) and the USA (the “Mandatory Jurisdictions”). The Leading Licensor and HKUST will instruct their patent counsels to invoice the Company directly for all patent-related expenses incurred in respect to the Licensed Technology (including the HKUST Patents). Company shall pay these invoices within thirty (30) days of each invoice date. The Leading Licensor and HKUST shall further (a) instruct their patent counsel to furnish Company with copies of all correspondence relating to the patent rights in the Licensed Technology from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Company to review and comment on each such response and with all other information reasonably required by the Company with respect to the Licensed Patents; (b) give Company an opportunity to review the text of each patent application before filing; (c) consult with Company with respect thereto; and (d) supply Company with a copy of the application as filed.

8.3 Abandonment.  Should Company decide that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any patent application or patent within the Licensed Technology in any country (each, an “Abandoned Licensed Patent”), Company shall provide the Leading Licensor or HKUST (as the case may be) with prompt written notice of such election.  Ninety (90) days following receipt of such notice by the Leading Licensor or HKUST (as the case may be), Company shall be released from its obligations pursuant to Section 8.2 hereof with respect to such Abandoned Licensed Patent, provided, however, that the Company shall remain responsible for expenses incurred prior to the expiration of such ninety (90) day period.

     8.3.1             Effect of Abandonment of Licensed Patents. In the event of Company’s abandonment of any patent application or patent within the Licensed Technology (“Abandoned Licensed Patents”), upon writen notice by the Leading Licensor, in its sole discretion, any license granted by Licensors to Company hereunder with respect to such Abandoned Licensed Patents (and any subsequently-filed patent application or patent that claims priority thereto) shall terminate.  Licensors shall then be free, without further notice or License obligation to Company, to grant rights in and to such Abandoned Licensed Patents to third parties.  For the avoidance of doubt, the confidentiality rights and all other non-License rights of the Company set out herein shall continue in force and effect. Notwithstanding the above, if the Abandoned Licensed Patent is in a Mandatory Jurisdiction, such abandonment shall constitute a material breach of this Agreement, entitling the Leading Licensor to terminate this Agreement pursuant to Section 12.2.3.

8.4 Other Patents. The Company shall advise the Licensors as soon as practicable following the filing of any patent applications covering Consulting Services Results and Development Results in whole or in part, and shall provide the Licensors any information that they may reasonably request in such regard. The same shall be deemed Confidential Information (defined below) of the Company.

8.5 Marking. Company and its Affiliates and Sublicensees shall mark all Licensed Products sold or otherwise disposed of by it in the United States with the word “Patent” and the number of all patent applications or patents included within the Licensed Technology that cover such Licensed Products.  All Licensed Products shipped or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of the patents within the Licensed Technology in such country.

9	Enforcement of Patent Rights.

9.1 Notice.  In the event any Party becomes aware of any possible or actual infringement of any patent rights within Licensed Technology (an “Infringement”), that Party shall promptly notify the other Parties and provide it with details regarding such Infringement.

9.2 Suit by Company.  Company shall have the first right but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Company commences an action with respect to any Infringement, it shall consider in good faith the views of Licensors and potential effects on the public interest in making its decision whether to sue. Should Company elect to bring suit against an infringer, it shall keep Licensors reasonably informed of the progress of the action and shall give Licensors a reasonable opportunity in advance to consult with Company and offer its views about major decisions affecting the litigation. Company shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Company fails to defend in good faith the validity and/or enforceability of the patent within the Licensed Technology in the action, or if Company’s license to a Valid Claim in the suit terminates, any or both Licensors may elect to take control of the action pursuant to Section 9.3.  Should Company elect to bring suit against an infringer and one or both Licensors are joined as party plaintiff in any such suit, such Licensor(s) shall have the right to approve the counsel selected by Company to represent such Licensor(s) and Company, such approval not to be unreasonably withheld or delayed.  The expenses of such suit or suits that Company elects to bring, including any reasonable, documented, out-of-pocket expenses of Licensor(s) incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Company and Company shall hold Licensor(s) free, clear and harmless from and against any and all such costs of such litigation, including attorney’s fees which shall be paid by the Company under the legal representation of the Company and the Licensor(s) jointly as described above. Company shall not compromise or settle such litigation without the prior written consent of Licensors, which consent shall not be unreasonably withheld or delayed.  In the event Company exercises its right to sue pursuant to this Section 9.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensors shall receive an amount equal to twenty five percent (25%) of such funds and the remaining seventy five (75%) of such funds shall be retained by Company.

9.3 Suit by Licensors.  If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Company by a Licensor of the existence of an Infringement, either or both of the Licensors may elect to do so. The expenses of such suit or suits that such Licensor(s) elect to bring, including any expenses of Company incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by such Licensor(s) and such Licensor(s) shall hold Company free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.  Licensors shall not compromise or settle litigation in a manner that adversely impacts the rights of the Company hereunder without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.  In the event one or both Licensors exercise their right to sue pursuant to this Section 9.3, they shall retain all sums recovered in such suit or in settlement thereof following coverage of all costs arising in connection with such suit.

9.4 Counsel. In the event Company takes action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.2, and the involved legal counsel is of the opinion there is a conflict of interest between the Company’s interests and Licensors’ own interests in connection with such action, Licensor(s) shall have the right to be represented by counsel of their own selection in such action at Company’s expense. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by another Party.

9.5 Cooperation.  Each Party agrees to cooperate fully in any action under this Section 9 that is controlled by any other Party, provided that the controlling Party reimburses the cooperating Party promptly for any reasonable, out-of-pocket, documented costs and expenses incurred by the cooperating Party in connection with providing such assistance.  For the avoidance of doubt, if such action requires the assistance of Prof. Haynes, the controlling Party shall contact Prof. Haynes directly and bear all related expenses.

9.6 Declaratory Judgment.  If a declaratory judgment action is brought naming Company and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any Valid Claims within Licensed Patents, Company shall promptly upon becoming aware of such notify Licensors in writing and Licensors may elect, upon written notice to Company within thirty (30) days after Licensors receive notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at their own expense in close consultation with the Company.

10	Warranties; Limitation of Liability.

10.1 Compliance with Law.  Company represents and warrants that it will comply, and will contractually require its Affiliates and Sublicensees to comply, with all applicable, mandatory local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products.  Without limiting the foregoing, Company represents and warrants that it will comply, and will contractually require its Affiliates and Sublicensees to comply, with all applicable, mandatory export control laws and regulations (including, without limitation, United States export control laws and regulations).

10.2 Warranties; Disclaimer.

10.2.1	Licensors each warrant to the Company, each as to itself, that with regard to the period prior to the date of signing this Agreement:

10.2.1.1
neither they, nor their respective Affiliates, or other representatives , or to the best of their knowledge, after reasonable enquiry, their employees or inventors have granted any third party any rights which conflict with the rights granted to the Company herein, including the License rights and the right to enforce the Licensed Patent;

10.2.1.2	the Licensed Patents are free and clear of all encumbrances;

10.2.1.3
they have not received any communication from any third party claiming any ownership of or other right to the Licensed Technology, and they have not received any notice of invalidity or infringement of any of the Licensed Patents; and

10.2.1.4
to the best of their knowledge, on the date of signing this Agreement, there is no pending or threatened litigation, arbitration, administrative or other proceedings, or governmental investigation relating to the Licensed Patents other than pre-grant patent application prosecution proceedings.

10.2.2 THE LICENSED TECHNOLOGY IS PROVIDED TO THE COMPANY ON AN “AS-IS” BASIS. LICENSORS MAKE NO WARRANTIES WHATSOEVER AS TO THE SUCCESS, OR COMMERCIAL OR SCIENTIFIC VALUE, OF THE LICENSED TECHNOLOGY. LICENSORS MAKE NO REPRESENTATION THAT THE LICENSED TECHNOLOGY WILL ENABLE THE DEVELOPMENT OF ANY PRODUCTS. LICENSORS MAKE NO REPRESENTATION THAT THE PRACTICE OF THE LICENSED TECHNOLOGY OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.2.3 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY LICENSORS THAT THEY CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS, IF ANY, INCLUDED IN THE LICENSED TECHNOLOGY, OR THAT ANY LICENSED PATENT WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

10.2.4 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSORS MAKE NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY (INCLUDING WITHOUT LIMITATION THE LICENSED TECHNOLOGY), SPONSORED RESEARCH, SPONSORED RESEARCH RESULTS, CONSULTING SERVICES, CONSULTING SERVICES RESULTS,  PATENTS (INCLUDING WITHOUT LIMITATION THE LICENSED PATENTS), GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIM WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

10.2.5 The Company acknowledges and agrees that it is fully aware of the fact that one of the inventors of the HKUST Patents has not signed on the assignment document of the HKUST Patents.

10.3 Limitation of Liability.

10.3.1 NEITHER THE LICENSORS NOR THE COMPANY WILL BE LIABLE TO EACH OTHER AND/OR TO ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, LICENSING OPPORTUNITIES OR SERVICES. NOTWITHSTANDING THE FOREGOING, NO PARTY SHALL BE ENTITLED TO CLAIM THE LIABILITY LIMITATION OF THIS SECTION 10.3.1 FOR ANY BREACH BY IT OF SECTION 10.2.1 ABOVE, AND EACH OF THE COMPANY AND HADASIT SHALL NOT BE ENTITLED TO CLAIM SUCH LIABILITY LIMITATION FOR A BREACH BY IT OR ITS REPRESENTATIVES OF SECTION 13 BELOW.

10.3.2 EXCEPT FOR DAMAGES ARISING FROM GROSS NEGLIGENCE, WILFUL BREACH OR MISCONDUCT  OR FRAUD OF  THE LEADING LICENSOR, THE LEADING LICENSOR’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNTS RECEIVED BY IT FOR ITS OWN BENEFIT UNDER THIS AGREEMENT, PROVIDED, HOWEVER, THAT THE LEADING LICENSOR SHALL NOT BE ENTITLED TO CLAIM THIS LIABILITY LIMITATION SHOULD IT OR ITS REPRESENTATIVES BREACH ANY OF THEIR CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, RDC’S AGGREGATE LIABILITY (IF ANY) FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT IN ANY EVENT EXCEED THE AMOUNT RECEIVED BY IT UNDER THIS AGREEMENT VIA THE LEADING LICENSOR PURSUANT TO SECTION 7.1.2.

10.3.3. FOR THE AVOIDANCE OF DOUBT, THE USE OF THE LICENSED KNOW-HOW IS AT THE DISCRETION OF THE COMPANY, ITS AFFILIATES AND SUB-LICENSEES. IN NO EVENT SHALL RDC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR ANY LOSS (HOWEVER ARISING AND WHETHER DIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL) WHICH THE COMPANY OR ITS AFFILIATES OR SUBLICENSEES OR ANY OTHER THIRD PARTY MAY SUFFER FROM THE USE OF THE LICENSED KNOW-HOW.

11	Indemnification and Insurance.

11.1 Indemnity. Company shall indemnify, defend and hold harmless Licensors, HMO, HKUST and their respective current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the practice or use of any of the Licensed Technology or the Consulting Services Results by the Company, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted to the Company under this Agreement, unless the particular damage, loss or expense was caused by a particular Indemnitee's gross negligence or willful breach or misconduct.

11.2
Procedures.  If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give the Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Company of any indemnification obligation it may have hereunder if such failure materially diminishes the ability of the Company to respond to or to defend the Indemnitee against such Claim.  Licensors and the Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost provided, however, that no such settlement shall be made without the written consent of the Indemnitee if the settlement involves an admission of failure or wrongdoing by an Indemnitee, or could lead to the invalidity of a Licensed Patent, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

11.3
Insurance. The Company shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees under this Section 11, taking into consideration, among other things, the nature of the products or services commercialized.  Without limiting the foregoing, beginning at the time any Licensed Product is being commercially distributed or sold, such insurance shall include commercial liability insurance in amounts standard in the industry but in any event not less than US$10,000,000 per incident and US$10,000,000 in the aggregate. During clinical trials of any such Licensed Product, Company shall, at its sole cost, procure and maintain commercial general liability insurance in such equal or lesser amount as required by the applicable regulatory authority.  Such insurance shall be obtained from a reputable insurance company. Licensors, HMO and HKUST shall be added as co-insured parties under such insurance policy. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policies, including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policies.  The Company shall provide the Leading Licensor upon request with written evidence of such insurance.  The Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which the Company or any Affiliate or Sublicensee continues to make, use, or sell Licensed Products, and thereafter for a period of seven (7) years.

12	Term and Termination.

12.1 Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 12, shall continue in full force and effect until the end of the Royalty Period for all Licensed Products.  Should the Effective Date not occur by July 15, 2016, for any reason whatsoever, this Agreement shall be null and void and of no further effect.

12.2 Termination.

      12.2.1 Termination Without Cause. Company shall be entitled to terminate this Agreement without cause upon one hundred and twenty (120) days prior written notice to the Leading Licensor. Termination by the Leading Licensor pursuant to Section 5.5 shall also be deemed as termination without cause.

      12.2.2 Termination for Patent Challenge.  Without limiting the provisions of Section 6.8 above, the Leading Licensor may terminate this Agreement immediately upon written notice to Company if Company or any of its Affiliates (or Sublicensee/s if Company does not terminate the applicable Sublicense/s upon becoming aware of the action) commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Technology.

        12.2.3                         Termination for Default. In the event that either the Company or either Licensor  commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the non-defaulting  Party  may terminate this Agreement immediately upon written notice to the Party in breach with a copy to the additional Party; provided however that in the case of a breach of Company’s payment obligations to Licensors through the Leading Licensor hereunder, the cure period will be reduced to fifteen (15) days after receiving written notice thereof.  Failure to enter into the first Sponsored Research Agreement as envisaged in Section 2.1.2 above within forty five (45) days of the Effective Date or any breach of Company’ payment obligations under the first Sponsored Research Agreement will be deemed an irremediable breach of this Agreement.

    12.2.4                       Bankruptcy.  The Leading Licensor may terminate this Agreement upon notice to the Company if the Company becomes insolvent, is adjudged bankrupt, applies for judicial or extra‑judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against  the Company and not dismissed within ninety (90) days, or if the Company becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

12.3  Effect of Termination.

       12.3.1 The License.  The License (and the resulting rights and obligations) will expire at the end of the  Royalty Period on a  Licensed Product by Licensed Product and country by country basis following which the Licensors shall be entitled to freely exploit the Licensed Technology  relating to a particular Licensed Product in the particular country on a royalty-free (no consideration payable), non-exclusive basis.

       12.3.2 Upon termination of this Agreement by either the Company or the Leading Licensor pursuant to any of the provisions of Section 12.2, (a) the rights and licenses granted to Company by Licensors under this Agreement shall terminate and Company shall have no further right under this Agreement to exploit the Licensed Technology, and   shall refrain from exploiting Licensed Technology; (b) Licensors shall have the right to exploit Licensed Technology  without obligation to Company.

       12.3.3 Accruing Obligations.  Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration, subject to the foregoing not derogating from any right or remedy otherwise available to the Company to refrain from paying, or receive reimbursement of amounts paid, in the case of termination due to a breach of one or both Licensors.

       12.3.4 License to Licensors. Upon the termination of this Agreement by the Company pursuant to Section 12.2.1 or by the Leading Licensor for the Company’s failure to meet milestones pursuant to Section 5.5, or due to an uncured breach of the Company pursuant to Section 12.2.3 or the bankruptcy of the Company pursuant to Section 12.2.4, Licensors shall have  an irrevocable, perpetual, exclusive, worldwide license, with rights to sublicense, to make any and all uses of the Development Results and of any Know How, inventions, discoveries, patent applications, patents and any other intellectual property owned by the Company or its Affiliates that relate to or that are necessary in order to exploit the Licensed Technology (“Company IP”), which uses shall include, without limitation, the right to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export and import Licensed Products. Moreover, Company shall immediately provide Licensors will copies of all regulatory filings prepared by it pursuant to Section 5.6 and the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any Regulatory Authority in further of applications for regulatory approvals with respect to Licensed Products. Should the Company IP be licensed by the Licensors to a third party, and subject to the Company having complied and continuing to comply with its material obligations under this Agreement which remain in existence following termination of this Agreement the Company shall be entitled to twenty percent (20%) of the “Net Revenues” to Licensors. “Net Revenues” shall mean all amounts in cash and other consideration actually received by Licensors solely in respect of the Licensed Technology when licensed together with the  Company IP, or otherwise in respect to the Company IP, except in respect to provision of services, less documented (as certified by external independent auditors agreed upon by the Parties), out-of-pocket, unreimbursed expenses and professional fees, including legal fees, patent agent fees and fees paid to other experts, incurred by Licensors in connection with (i) the filing, prosecution, maintenance or enforcement of the relevant patent rights; (ii) the preparation, negotiation, execution and/or enforcement of any such license agreement; and (iii) license fees and royalties actually paid to third parties by the Licensors for the right to use the Licensed Technology. Notwithstanding the foregoing, the Company’s right to payment pursuant to this Section 12.3.4 shall be capped by the twice the total sum of the Company’s Costs. “Company’s Costs” shall mean the Company's out of pocket costs and expenses, including patent expenses incurred by the Company, related directly to the implementation of this Agreement and/or the creation of the Company IP and linked to the Israeli Cost of Living Index, not including any repayment by the  Company of third party funds, money or compensation received by the Company in respect to the Development Plan, such as OCS funds, other grants and any other third party funding, and all as certified by external independent auditors agreed upon by the Parties. Licensors shall pay to the Company amounts, payable under this section 12.3.4, if any, within sixty (60) days of receipt of Net Revenues.

12.3.5  Return of Materials.  The Company shall return or transfer to Licensors, within fourteen (14) days of termination hereof, all material, in soft or hard copy, that is Confidential Information of the Licensors relating to the Licensed Technology or Licensed Products connected with the License, and it shall not make any further use thereof.  The Leading Licensor shall be entitled to conduct a reasonable audit subject to the confidentiality obligations of Section 13 in order to ascertain compliance with this provision and the Company agrees to allow access to the Leading Licensor or its representatives for this purpose.

         12.3.6   No Reimbursement. In case of termination under any circumstances the Company will not be entitled to any reimbursement of any amount paid to Licensors under this Agreement.

     12.3.7  Survival.  The Parties’ respective rights, obligations and duties under Sections 3, 4.1.3(a)(iii), 7, 10, 11, 12.3, 13 and 14  as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement for any reason.

13 Confidentiality. Each Party agrees that, for a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Confidential Information (as defined below) received from any other Party or its representatives other than for the purposes of this Agreement. Each Party shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in any event no less than a reasonable degree of confidentiality. Each Party may disclose the other Parties' Confidential Information only to: (a) those of its employees and consultants who have a “need to know” such information in order to enable it to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement; and (b) to potential or actual investors in the Company provided they are legally bound by agreements which impose confidentiality and non-use obligations similar to those set forth in this Agreement; and (c) to regulatory authorities as needed for gaining regulatory approvals by the Company. For purposes of this Agreement, “Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of a Party or any of its employees, business associates (including Sublicensees), researchers or students, whether in oral, written, graphic or machine-readable form, except to the extent such information (as evidenced by the receiving Party): (i) was known to the receiving Party at the time it was disclosed, as evidenced by such Party’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the receiving Party by a third party who to the knowledge of the Receiving Party after reasonable investigation  is not subject to obligations of confidentiality to any Party with respect to such information; or (iv) is independently developed without the use of or reference to Confidential Information, as demonstrated by documentary evidence, by a Person who had no access to the applicable Confidential Information.

14 Publications. Each Licensor shall furnish a copy of a contemplated publication which contains reference to the Licensed Technology or Sponsored Research Results at least 45 (forty-five) days before the making of any such publication and shall be free to publish if the Company shall have failed to notify it in writing, within 30 (thirty) days from receipt of the said draft publication, of its opposition to the making of the contemplated publication.  Should the Company notify the Licensor in writing within 30 (thirty) days from the receipt of the draft contemplated publication that it opposes the making of such publication because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) that the disclosures thereunder contain Confidential Information of the Company or Sponsored Research Results,  then the relevant Licensor shall not permit such publication until such specified information of the Company or Sponsored Research Results (as the case may be) is removed. The Company acknowledges that it is aware of the importance to researchers of publishing their work and, accordingly, the Company will act in a commercially reasonable manner if it opposes such publications.

15	Miscellaneous.

15.1                  No Security Interest.  Company shall not enter into any agreement under which Company grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Company herein.  Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 15.1 shall be null and void and of no legal effect.

15.2                  Use of Name. Company shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of the Licensors, HMO or HKUST, or the name of any of their officers, employees, faculty, other researchers or students, or any adaptation of such names, without the prior written approval of the Leading Licensor (in the case of Hadasit or HMO) or RDC (in the case of RDC or HKUST). Licensors shall not use the name or insignia of Company, or the name of any Company’s employees, licensors or sublicensees, or any adaptation of such names, without the prior written approval of Company. Notwithstanding the above and subject to Section 13, (i) Company shall be entitled to describe truthfully in its discussions with potential Sublicensees and investors, and in its business plan and related private placement materials and IPO materials the nature of the Agreement, the identity of the Licensors and the background of Prof. Wolf engaged in a Sponsored Research; and (ii) the Parties may from time to time issue press releases and other public announcements describing the Agreement and other matters relating to the Sponsored Research, Consulting Services and the Licensed Products.  Each such description, press release or announcement described in (i) or (ii) shall be subject to the prior written approval of Company and the Licensors, such approval not to be unreasonably withheld or delayed. The restrictions set forth in this Section 15.2 shall not apply to any information required by law to be disclosed to any governmental entity.

15.3    Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the Company and the Licensors with respect to the same.

15.4                  Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 15.4:

If to Company:	Artemis Therapeutics Inc.
If to the Leading Licensor:	Hadasit Medical Research Services & Development Ltd POB 12000 Jerusalem 91120 Israel Facsimile: +972 3 6437712 Attention: Ms. Carole Grumbach

With a copy to (which will not constitute a notice):	Pearl Cohen Zedek Latzer Baratz Azrieli Center, Round Tower, 18th Floor, Tel Aviv, Israel Facsimile: +972 9 9728001 Attention: Ms. Yael Baratz

If to RDC:	The Hong Kong University of Science and Technology Clear Water Bay, Kowloon, Hong Kong Facsimile: +852-23582751 Attention: Chief Executive Officer

Any notice shall be deemed to have been received as follows:  (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt.  If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

15.5                Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents which shall be determined according to the laws of the United States of America. If disputes do arise, the Parties agree to discuss in good faith and make every effort to come to a fair, practical and speedy adjustment to their differences. In the event the dispute cannot be amicably settled by negotiation, the Parties hereby consent to and agree that the competent court in London, England shall have sole jurisdiction over any and all matters arising from this Agreement.

15.6 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.7 Headings.  Section and subsection headings are inserted for convenience of reference only and shall not affect the construction or interpretation of the content.

15.8 Counterparts.  The Parties may execute this Agreement in three or more counterparts, each of which shall be deemed an original.

15.9 Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each of the Parties or, in the case of waiver, by the Party waiving compliance.  In the case of a contradiction between the terms of this Agreement and any Exhibit (inclusive of schedules) the terms of this Agreement will be controlling, unless it is explicitly stated in such Exhibit that it is intended to amend the terms of this Agreement. The delay or failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by a Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.10              No Agency or Partnership.  Nothing contained in this Agreement shall give any Party the right to bind the other Parties, or be deemed to constitute any Party as agent for or partner of the other Parties or any third party.

15.11              Assignment and Successors.  Except for the case of a merger or acquisition involving the Company, the Company shall not transfer, assign, encumber or endorse its rights or obligations, in whole or in part, under this Agreement, to any third party that is not an Affiliate of the Company, without the Leading Licensor’s consent which shall not be unreasonably denied, delayed or conditioned, and in any assignment the Company shall provide the Leading Licensor with written notice of the assignment and the assignee shall agree in writing to be bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the Party’s respective successors and assigns.

15.12              Force Majeure.  Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.13              Interpretation.  Each Party hereto acknowledges and agrees that:  (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any of the Parties, regardless of which Party was generally responsible for the preparation of this Agreement.

15.14              Severability. If any provision of this Agreement is ruled invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected and the invalid or unenforceable provision shall be reformed or construed to reflect the commercial understandings between the Parties so that it would be valid, legal and enforceable to the maximum extent possible.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Hadasit Medical Research Services & Development, Ltd.

By: /s/ Dr. Tamar Raz
Name: Dr. Tamar Raz
Title: Chief Excutive Officer

Hong Kong University of Science and Technology R and D Corporation Limited

By: /s/ Eduard C. wong
Name: Mr. Eduard C. wong
Title: Chief Excutive Officer

Artemis Therapeutics Inc. By: /s/ Nadav Kidron Name: Nadav Kidron Title: Director
Exhibits
Exhibit A – Licensed Patents
Exhibit B -  Licensed Know How
Exhibit C – Investment Milestones
Exhibit D – Consulting Services Agreement
Exhibit E – Development Milestones
Exhibit F – Development Plan
Exhibit G – Milestones Payments
Exhibit H - Expertise of Prof. Wolf
Exhibit I – Form of Sponsored Research Agreement

EXHIBIT A
LICENSED PATENTS

Exhibit A1:

Family:	357	Title:	Methods and compositions for treating viral infections
HKUST ref: TTC.PA 0600

Inventor	University	Faculty	Department
Haynes Richard
Wolf Dana	Hadassah Ein Kerem	Clinical Microbiology and Infectious Diseases	Virology

			Application		Publication
Patent ID	Status	Country	Date	Number	Date	Number
357-00	Expired	US	7/8/2008	61/086,823
357-01	Expired	US	18/04/2012	61/625,701
357-02	Pending	PCT	17/04/2013	IL2013/050335	24/10/2013	WO13/157005

Application				Publication
Patent ID	Country	Date	Number	Date	Number
357-00	US	7/8/2008	61/086,823
357-01	US	18/04/2012	61/625,701
357-02	PCT	17/04/2013	IL2013/050335	24/10/2013	WO13/157005
357-03	US	16/10/2014	14/394,973	12/3/2015	2015/0072979
357-04	Australia	5/11/2014	2013250714.00
357-05	Europe	2/10/2014	13777543.30
357-06	China	17/12/2014	2013800320658.00
357-07	Brazil	20/10/2014	BR1120140261580
357-08	Japan	4/11/2014	2015-506353

Exhibit A2: Antiparasitic artemisinn derivatives
Inventors: Prof. Richard Haynes (HKUST)
HKUST ref.: TTC.PA.0072

Application					Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
	issued	CN	14/07/1999	99810650.X			24/09/2003	99810650.X
	issued	US	14/07/1999	09/743,827	31/07/2001	US20010743827	10/01/2006	6,984,640

EXHIBIT B
LICENSED KNOW-HOW

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A
REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED
SEPARATELY WITH THE COMMISSION]

EXHIBIT C
INVESTMENT MILESTONES

Investment Milestone	Investment Amount (cumulative total to date)
Within 7 months from the Effective Date	US$700,000
Within 12 months from the Effective Date	US$1,000,000
Within 24 months from the Effective Date	US$2,000,000

EXHIBIT D
CONSULTING SERVICES AGREEMENT

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as defined below), by and between:  Hadasit Medical Research Services and Development Ltd. (“Hadasit”), whose address, for the purposes hereof, is P.O. Box 12000, Jerusalem 9112001;

Professor Dana Wolf ( “Prof. Wolf”), whose address, for the purposes hereof, is care of Hadasit; and Artemis Therapeutics Inc. (the “Company”), whose address, for the purposes hereof, is 1633 Broadway, New York, NY 10019  (each a “Party” and collectively, the “Parties”) ( Prof. Wolf is also referred to herein as a “Consultant”).

WHEREAS,      Hadasit is a wholly owned subsidiary of Hadassah Medical Organization (“HMO”), and is authorized to enter this Agreement and to utilize HMO’s facilities, employees and agents for purpose of this Agreement, and the Consultant is an employee of HMO;

WHEREAS,      Hadasit and the Company are parties to a License Agreement dated May 31, 2016 (the “License Agreement”) and shall be parties to a Sponsored Research Agreement as provided thereunder   as well as additional Sponsored Research Agreement as provided thereunder as may be entered into from time to time (collectively, the “Research Agreements”), pursuant to which Company licenses certain technology and intellectual property invented by the Consultant and shall fund research at the Consultant’s laboratory  under her direction and supervision;

WHEREAS,      the Company is interested in receiving and Hadasit desires to make Prof. Wolf available to serve as the Company’s Chief Scientific Officer and as a member of its Scientific Advisory Board (“SAB”).

NOW, THEREFORE, the Parties agree as follows:

1 EFFECTIVE DATE; SCOPE OF SERVICES

1.1 The “Effective Date” of this Agreement is the “Effective Date” in terms of the License Agreement.

1.2 In her capacity as Consultant, Prof. Wolf will participate in SAB meetings and oversee research and development activities of the Company with respect, inter alia, to the intellectual property licensed from Hadasit under the License Agreement outside the laboratories of HMO (the “Services”).  The Consultant undertakes that in no event shall the Consultant: (a) perform research for or on behalf of the Company, whether at the Company, at HMO or any other location, except as may be agreed by Hadasit and the Company pursuant to the Sponsored Research Agreement executed between Hadasit and the Company contemporaneously with this Agreement; and (b) use any of the resources, personnel or facilities of HMO in the provision of the Services.

1.3 During the Term (as defined below), Hadasit shall make Prof. Wolf available to perform the Services in the scope as set forth herein. The Company acknowledges that the Services rendered to the Company under this Agreement are supplementary to the Consultant’s duties as an active physician at HMO.

1.4 The average total workload of the Services rendered by Prof. Wolf herein shall not exceed 15 hours per month unless otherwise agreed between the Parties in writing.

1.5 The Consultant shall professionally and diligently perform the Services. Without derogating from the Company’s responsibilities hereunder, any amendment to the scope of the Services shall require the written consent of all of the Parties.

1.6 The Consultant undertakes not to knowingly utilize or exploit any proprietary or confidential information of third parties in providing the Services.

1.7 Nothing in this Agreement shall be construed as preventing HMO or the Consultant from providing other consulting, advisory and other services to other persons or entities, provided that the Consultant undertakes that during the term of this Agreement she shall not advise, or assist, or perform any services or work for, any third party who is a competitor of the Company unless she first receives the Company's written consent for such on a case by case basis. For the avoidance of doubt, nothing in this Section 1.7 shall restrict the Consultant from performing any research activities at HMO.

1.8 In case of inconsistency between the terms of this Agreement and the License Agreement, the terms of the License Agreement, and any right, including proprietary rights derived therefrom, shall prevail.

1.9 The Company will reimburse the Consultant for duly documented reasonable out-of pocket expenses incurred by her in the performance of the Services, including travel time (for on-site or any meetings/visits) and travel expenses, as provided in Schedule A hereto.

2 TERM AND TERMINATION

2.1 This Agreement shall become effective from the Effective Date and shall remain in force and effect for a period of three (3) years from the Effective Date (the “Initial Term”), and shall be automatically extended for additional twelve (12) month periods thereafter, unless earlier terminated by the Parties as set forth herein (the Initial Term, together with all such additional periods. shall be referred to herein as the “Term”).

2.2 Hadasit may terminate this Agreement:

(a) immediately, upon the filing by any person of a petition for the winding-up or liquidation of the Company or the appointment of a receiver over a majority of the assets of the Company, and such petition is not dismissed within twenty-one (21) days;

(b) immediately, in the event of any breach by the Company of any material term of this Agreement, the  License Agreement or any Research Agreement and such breach is not cured (if curable) within twenty-one (21) days of delivery to the Company of written notice of such material breach; or

(c)          immediately, upon the termination of the License Agreement.

2.3 The Company may terminate this Agreement:

(a)
immediately, upon the filing by any person of a petition for the winding-up or liquidation of Hadasit or the appointment of a receiver over a majority of the assets of Hadasit, and such petition is not dismissed within twenty-one (21) days; or

(b)
immediately, in the event of any breach by either Hadasit or the Consultant of any material term of this Agreement, and such breach is not cured (if curable) within twenty-one (21) days of delivery to Hadasit of written notice of such material breach.; or

(c)
with prior written notice of sixty (60) days, for any reason; provided, however that if Consultant is terminated pursuant to this Section 2.3(c), Consultant shall be nominated to the Company’s scientific advisory board.

2.4 Prof. Wolf may terminate the Agreement with the prior written notice of sixty (60) days, for any reason.

2.5 Termination of this Agreement by any Party shall not affect the rights and obligations of the Parties accrued prior to the effective date of the termination.  The rights and obligations under Sections 2, 5, 6, 7, 8, 10 and 12 will survive any termination or expiration of this Agreement.

3 CONSIDERATION FOR THE SERVICES

In consideration for the performance of the Services contemplated hereunder, and in consideration for the assignment to the Company of all right, title and interest in and to the Consulting Services Results (as set out in Section 6 below), the Company will provide Hadasit with such compensation as is set forth on Schedule A hereto ("Compensation").

4 REPORTING

The Consultant will provide the Company with such periodical reports as are customary or mutually agreed upon between the Consultant and the Company.

5 CONFIDENTIAL INFORMATION

The provision of Section 13 (“Confidentiality”) of the License Agreement are hereby incorporated into this Agreement by reference and will apply to all Parties, mutatis mutandis, provided that everything generated by the Consultant during provision of  the Services shall be deemed Confidential Information of the Company.

6 INTELLECTUAL PROPERTY

6.1 Each Party hereto retains all right, title and interest in any patent, patent application, trade secret, know-how and other intellectual property that was owned by such Party prior to the Effective Date, and no license grant or assignment, express or implied, by estoppel or otherwise, is intended by, or shall be inferred from this Agreement, except as specifically set forth herein.

6.2 Without derogating from the provisions of Section 3 of the License Agreement in any way, any and all deliverables, data, results and materials, and all related inventions, improvements, discoveries and technology, as well as all intellectual property rights in any of the foregoing, which were generated at the Company or at premises of Company contractors or collaborators (other than at HMO) in the course of the Services (the “Consulting Services Results”) shall be owned by the Company.

6.3 The Consultant and Hadasit hereby each assign all right, title and interest in and to the Consulting Services Results to the Company, and undertake to cooperate with the Company and to execute all documents, at Company's first request, if and to the extent needed to give full effect to the Company's ownership, on a world-wide basis, of the Consulting Services Results. Hadasit and the Consultant each acknowledges and warrants that: (a) the Compensation rendered to the Consultant and Hadasit under this Agreement includes full compensation for all right, title and interest in and to the Consulting Services being assigned to, and held by, the Company; and (b) should the Consultant claim any right to any compensation in addition to the Compensation set out in Schedule A of this Agreement, Hadasit shall be solely liable to the Consultant in such regard.

7 INDEMNIFICATION, LIMITED LIABILITIES

7.1 The provisions of Sections 11.1 and 11.2 of the License Agreement are hereby incorporated by reference on a mutatis mutandis basis applying to all Parties to this Agreement, subject to the Consultant being liable to the Company for any breach by the Consultant of Section 1.6, Section 5 and/or Section 6 above.

7.2 Nothing contained in this Agreement shall be construed as a warranty by Hadasit and/or by the Consultant that the results of the Services will be useful or commercially exploitable or of any value whatsoever. In addition, and without derogating from the aforementioned, Hadasit and the Consultant disclaim all warranties, either express or implied, with respect to the Services, including without limitation implied warranties of merchantability, efficacy and fitness for a particular purpose. The entire risk arising out of the use of the results of the Services remains solely with the Company.

7.3 Without derogating from the above, except for damages arising from gross negligence or a willful breach or misconduct of Hadasit and/or the Consultant or a breach of any of their confidentiality obligations, if Hadasit or a Consultant are found liable (whether under contract, tort (including negligence) or otherwise), the cumulative liability thereof for all claims whatsoever related to the Services or otherwise arising out of this Agreement, shall not exceed the total consideration actually paid to Hadasit and/or the Consultant by the Company pursuant to this Agreement.

7.4 Neither party shall be liable (whether under contract, tort (including negligence) or otherwise) to any other Party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from and/or related with and/or connected to this agreement even if such Party is advised of the possibility of such damages.

8 INDEPENDENT CONTRACTORS

Each Party is an independent contractor. Hadasit shall be solely responsible for the payment of the salaries, social rights and any other rights that the Consultant may be entitled to under any applicable law, including any deductions and allocations. Nothing contained herein shall be construed as forming employee-employer relations between the Company and Hadasit’s and HMO’s employees, agents or contractors (including the Consultant).

9 ASSIGNMENTS

This Agreement, and the rights and obligations hereunder, may not be assigned by any Party without the express written consent of the other Parties, which shall not be unreasonably withheld.

10       APPLICABLE LAW

Without derogating from the provision of Section 9 above, this Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts in Jerusalem, Israel shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

11       ENTIRE AGREEMENT

This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any schedule hereto, the terms of this Agreement shall govern.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement may be amended only by a written document signed by the Parties.

12 NOTICES

All notices or other communications required or permitted to be made or given hereunder shall be deemed so made or given when hand-delivered or sent by confirmed facsimile, or the day after delivery to a recognized overnight courier service guaranteeing next-day delivery, charges prepaid, and properly addressed to such other party in accordance with the addresses as set forth in the preamble above or at such other address as may be specified by each Party by written notice similarly sent or delivered.

13 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

Hadasit Medical Research Services and Development Ltd.	Artemis Therapeutics Inc.
Name:	Name:
Title:	Title:
Signature:	Signature:
Professor Dana Wolf
Signature:

Schedule A

Consideration

A. Service Fee: In consideration for the Services, the Company shall pay Hadasit the following Service Fees:

In respect to Prof. Wolf's Services: a monthly Service Fee of the NIS equivalent of two thousand U.S. dollars (U.S. $2,000) plus value added tax ("Monthly Service Fee").It is understood and agreed that even if Prof. Wolf provides less than 15 hours of services in any given month, she shall still be paid the Monthly Service Fee.

Each additional hour of Prof. Wolf’s services in excess of 15 hours per month shall be charged at the rate of three hundred US Dollars (US Dollars 300) + VAT.

Days abroad at the Company’s request will be charged at the rate of one thousand five hundred U.S. dollars (U.S. $ 1,500) + VAT.

The Service Fees set forth above shall be paid monthly in arrears, upon submission of a tax invoice to the Company, within thirty (30) days of the date of invoice.

In the event that Company defaults on any payment of the Service Fees when due, then following a grace period of 7 days, such payment shall bear interest equal to the interest charged by Bank Leumi Le Israel B.M. for a loan of the said amount in US$ plus an annual compounded interest of three percent (3%) quarterly from the date such payment was due until the date of its actual payment.

Method of Payment: Either via check, made out to “Hadasit Medical Research Services and Development Ltd.”, or via a bank transfer to the following account:

Account name: Hadasit Medical Research Services & Development Ltd.
Account No.: 561600/82
Bank:  Leumi   Le’Israel
Main Branch Jerusalem No. 968
Branch Address: 1 Kiryat Mada, Har Hotzvim, Jerusalem 9777601
Interbank Swift Code (TID): LUMIILITXXX
IBAN: IL670109680000056160082

B. Options: Subject to the provisions of the Stock Option Agreement ("ESOP") of the  Company that the Board of Directors of the Company shall approve (including, without limitation, the standard requirement to execute and deliver a proxy), and in addition to the above Service Fee, the Company shall grant Consultant and Hadasit (each in the amount as stated below) options, entitling Hadasit and the Consultant to buy 300 shares of Common Stock of the Company (“Shares”), constituting in the aggregate three percent (3%) of the Company’s issued and outstanding share capital on a Fully Diluted Basis (as defined below), immediately following the Effective Date, at an exercise price of US$0.01 per Share   (the “Options”).  Any and all taxes applying to the grant and exercise of such Options shall be borne solely by Hadasit and Consultant (as applicable).

The Options shall be divided among Hadasit and Consultant as follows: to Consultant: 250 Options (such number constituting 83.3% of the Options), and to Hadasit: the remaining 50 Options (such number constituting 16.7% of the Options).

The Options shall vest as follows:

1.1.1 On the Effective Date: 1/3 of the Options granted to each of the Consultant and Hadasit will be fully vested and exercisable;

On the first anniversary of the Effective Date: an additional 1/3 of the Options granted to each of the Consultant and Hadasit; and
On the second anniversary of the Effective Date: the remaining 1/3 of the Options granted to each of the Consultant and Hadasit will be fully vested and exercisable.

Notwithstanding the foregoing and anything else herein to the contrary, upon termination of this Agreement by the Company pursuant to Section 2.3(c) or upon termination of this Agreement by Hadasit pursuant to Section 2.2(b) or 2.2(c) any and all unvested Option(s) shall accelerate and become fully vested and exercisable.

The Options, once vested, may be exercised at any time, by written notice to the Company.

The term “Fully Diluted Basis” as used herein means the number of Ordinary Shares issued and outstanding at the date of formation of the Company, after giving effect to the conversion and exercise of all outstanding vested and granted convertible securities, options and warrants.

C. Expenses: The Consultant will be reimbursed for out of pocket expenditures related to the performance of the Services, subject to prior written approval of the Company. The Company will cover all reasonable costs of travel, local transportation, stay (including meals) and hotel accommodation for each visit overseas of the Consultant as part of the provision of the Services provided such expenses were agreed in advance. The travel related arrangements (such as decent hotel - at least 4 stars hotel, bookings and flights) shall be arranged and paid by the Company and be subject to the overhead procedures of HMO management (10%).

EXHIBIT E
DEVELOPMENT MILESTONES

Completion of CMC development and manufacturing for Phase I	Q4 2017
Completion of Phase I	Q4 2019
Completion of Phase IIa	Q4 2022
First Regulatory Submission	Q4 2027

EXHIBIT F
DEVELOPMENT PLAN

To be provided by the Company within 6
 months of the Effective Date

EXHIBIT G
MILESTONES PAYMENTS

Milestone	Payment (in US$)
First regulatory approval of a Licensed Product for marketing in the US	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
First regulatory approval of a Licensed Product for marketing in the EU	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
Additional regulatory approvals: - For each territory other than EU and US; - For each additional Licensed Product; - For each additional indication / use	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
Net Sales of Licensed Products Milestone Payments (for the avoidance of doubt, for purposes of Milestone Payments, “Net Sales” shall be construed as including amounts actually billed or invoiced by or on behalf of Company and its Affiliates and amounts actually received by or on behalf of its Sublicensees on sales of Licensed Products to third party purchasers):

Upon first reaching annual Net Sales of Licensed Products equal to $500,000,000.00	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
Upon first reaching annual Net Sales of Licensed Products equal to $1,000,000,000.00	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
Upon first reaching annual Net Sales of Licensed Products equal to $1,500,000,000.00	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

EXHIBIT H
EXPERTISE OF PROF. WOLF

•	Basic, Molecular and Clinical Virology

•	Molecular biology

•	Cellular and tissue response to viral infections

•	New antiviral drugs, antiviral drug susceptibility assays and drug targets

•	Mechanism of action of antiviral drugs

•	Antiviral drug resistance-detection assays and molecular mechanism

•	Cell-and organ cultures

•	Cytomegalovirus infections in immunocompromised patients

•	Congenital cytomegalovirustransmission, infection and disease

•	Epidemiology and impact of viral infections

•	Advanced viral diagnosis and monitoring

•	HCMV maternal-fetal transmission model

•	Viral immune evasion mechanisms

•	Accessible viral/host genome and proteome analysis

EXHIBIT I
FORM OF SPONSORED RESEARCH AGREEMENT

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (this “Agreement”) is entered into on [_________], 201_ (the “Effective Date”), by and between Hadasit Medical Research Services & Development, Ltd. of Jerusalem Bio Park, Hadassah Ein-Kerem Medical Center, P.O.B. 12000, Jerusalem 91120 (“Hadasit”), and Artemis Therapeutics Inc., a Delaware corporation, having a place of business at 1633 Broadway, New York, NY 10019, an Israel corporation (each of Hadasit and the Company, a “Party”, and collectively the “Parties”).

WHEREAS: Hadasit is the wholly-owned subsidiary and the technology transfer office of Hadassah Medical Organization (“HMO”); and

WHEREAS:
the Company, Hadasit and Hong Kong University of Science and Technology R and D Corporation Limited (“RDC”), are parties to a license agreement dated May 31, 2016 (the “License Agreement”), pursuant to which Hadasit and RDC granted the Company an exclusive worldwide royalty-bearing license under the Licensed Technology (as defined in the License Agreement), all as more fully described in the License Agreement; and

WHEREAS:
the Company wishes to fund research to be performed at HMO in the laboratory of Prof. Dana Wolf (the “Principal Investigator”), as described in the research program attached hereto as Appendix A (the “Research Program” and the “Sponsored Research”, respectively), for the period and subject to and in accordance with the terms and conditions set out in this Agreement below; and

WHEREAS:	Hadasit is willing, subject to and in accordance with the terms and conditions of this Agreement, to procure the performance of the Sponsored Research at HMO as aforesaid.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	THE SPONSORED RESEARCH

1.1.
In consideration of the sums to be paid by the Company to Hadasit and subject to the other terms and conditions set out in this Agreement, Hadasit shall procure the performance of the Sponsored Research at HMO, by or under the supervision of the Principal Investigator in accordance with the Research Program, during the period stipulated in Appendix A (the “Research Period”)

1.2.
The Sponsored Research shall be performed with due care and skill and in a professional manner consistent with generally accepted research and academic practice. Hadasit shall be entitled to subcontract any part of the Sponsored Research and/or related obligations, subject to the written approval of the Company which shall not be unreasonably withheld, conditioned or delayed.

1.3.	The Parties may review and modify the Research Program and extend the Research Period by such period and upon such terms and conditions as mutually agreed by the Parties in writing.

1.4.
It is agreed that (i) in view of the fact that the Sponsored Research may involve conducting experiments on and/or using animals, the performance of the Sponsored Research and the Research Program shall be subject to the Israeli Anti-Cruelty Law, 1994 and any other applicable Israeli laws and regulations, and to the approval of, and any modifications requested by the relevant animal care and use committee of HMO, in order to ensure compliance with the above laws and regulations; and (ii) in view of the fact that the performance of the Sponsored Research may involve conducting experiments using human material (such as cells, blood, tissue, DNA, RNA, lysates, or body fluids), the performance of the Sponsored Research and the Research Program shall be subject to the approval of, and any modifications requested by the relevant external Institutional Review Board.

1.5.
If the Principal Investigator shall cease to be available for the supervision of the performance of the Sponsored Research for any reason, such cessation shall not constitute a breach by Hadasit of this Agreement. In the event that the Principal Investigator shall cease to be available as aforesaid, Hadasit shall use its reasonable efforts to find from amongst the scientists of HMO, a replacement scientist acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld), but no undertaking to find such replacement is given by Hadasit.

1.6.
Hadasit shall be solely liable for compliance with all applicable laws and regulations regarding the performance of the research and the transfer of the Sponsored Research Results to the Company for exploitation pursuant to the License Agreement.

2.	FUNDING THE SPONSORED RESEARCH

2.1.
In consideration for the performance of the Sponsored Research, the Company undertakes to pay to Hadasit fees of [___________________] US Dollars (US $[___________]) (including overhead of [__%]) plus value added tax,  all in accordance with the budget attached hereto as Appendix B.

2.2.
The fees shall be paid in accordance with the payment schedule set forth in Appendix B. Such payments shall not be refundable. All payments shall be made by banker’s check or by direct wire transfer to Hadasit’s bank account, the details of which are as follows: Account name: Hadasit Medical Research Services & Development Ltd., Account no. 605 100/21, BANK LEUMI LEISRAEL, Main Branch no. 901, Agudat Sport Hapohel Technology Park, Malcha-Jerusalem, Interbank Swift Code (TID): LUMIILITTLV IBAN: IL650109010000060510021.

2.3.	The commencement of the Sponsored Research under this Agreement shall be conditional upon the timely receipt by Hadasit of the Research fees as provided in Section 2.2 above.

2.4.
All payments made to Hadasit hereunder shall be made free and clear of any withholding taxes, levies and/or any other taxes or duties as may be required by applicable law and any set-off or counterclaim.

3.	REPORTING

HADASIT WILL PROCURE THE PREPARATION BY THE PRINCIPAL INVESTIGATOR OF (I) WRITTEN REPORTS, ON A [QUARTERLY] BASIS REGARDING THE SPONSORED RESEARCH ACTIVITIES; AND (II) A FINAL WRITTEN REPORT SUMMARIZING THE RESULTS OF THE SPONSORED RESEARCH, WITHIN SIXTY (60) DAYS OF THE END OF THE RESEARCH PERIOD (THE “FINAL SCIENTIFIC REPORT”).

4.	TITLE

The entire right, title and interest in and to all Sponsored Research Results (as defined below) shall be owned solely by Hadasit and shall be deemed to be, and included within, the Licensed Technology in accordance with the License Agreement and shall be dealt with in accordance with the relevant terms of the License Agreement dealing with Licensed Technology. The term “Sponsored Research Results” means all know how, information, material, devices, discoveries and inventions or other results, generated by and arising in the course of the performance of the Sponsored Research.

5.	CONFIDENTIALITY

5.1.
For the avoidance of doubt, the provisions of Section 13 (Confidentiality) of the License Agreement shall apply, mutatis mutandis, in respect of any non-public scientific, technical, or business information of Hadasit and/or HMO disclosed by Hadasit and/or the Principal Investigator to the Company or to which the Company may have access under this Agreement, whether in written, oral, electronic or any other form, which information as aforesaid shall be deemed to be Confidential Information of Hadasit under the License Agreement.

5.2.
Similarly, the provisions of Section 13 (Confidentiality) of the License Agreement shall apply, mutatis mutandis, in respect of any non-public information concerning the business, financial activities, technologies or operations of the Company, disclosed by the Company to Hadasit and/or the Principal Investigator or to which Hadasit or the Principal Investigator may have access under this Agreement, whether in written, oral, electronic or any other form, which information as aforesaid shall be deemed to be Confidential Information of the Company under the License Agreement.

6.	PUBLICATION. PUBLICATION OF SPONSORED RESEARCH RESULTS BY HADASIT SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 14 OF THE LICENSE AGREEMENT.

7.	NO WARRANTIES

IT IS AGREED THAT NOTHING IN THIS AGREEMENT SHALL CONSTITUTE A REPRESENTATION OR WARRANTY BY HADASIT OR HMO, EXPRESS OR IMPLIED, THAT ANY RESULTS WILL BE ACHIEVED BY THE SPONSORED RESEARCH, OR THAT THE SPONSORED RESEARCH RESULTS OR ANY PART THEREOF ARE OR WILL BE COMMERCIALLY EXPLOITABLE OR OF ANY OTHER VALUE AND, FURTHERMORE, NEITHER HADASIT NOR HMO MAKES ANY WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, WHATSOEVER AS TO THE SPONSORED RESEARCH AND ANY SPONSORED RESEARCH RESULTS, INCLUDING IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	INDEMNITY; LIMITATION OF LIABILITY

8.1.
The provisions of Sections 11.1 (Indemnity) and  11.2 (Procedures) of the License Agreement shall apply in respect of any loss, damage, liability and expense (including reasonable attorneys' fees and other costs and expenses of litigation) of whatever kind or nature caused to or incurred by Hadasit, HMO and/or any directors, governing board members, trustees, officers, faculty, medical and professional staff (including the Principal Investigator), employees, students and agents of Hadasit and HMO (and their respective successors, heirs and assigns) that arise out of, or result from, the performance of the Sponsored Research and/or the exploitation or use by the Company of the Sponsored Research Results, mutatis mutandis.

8.2.
EXCEPT FOR ANY LIABILITY UNDER SECTION 8.1 AND ANY BREACH OF SECTION 1.6 or SECTION 5 ABOVE, NEITHER HADASIT NOR THE COMPANY WILL BE LIABLE TO EACH OTHER AND/OR TO ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, LICENSING OPPORTUNITIES OR SERVICES.

9.	TERM; TERMINATION

9.1.
The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 9, shall continue in full force and effect until the completion of the Sponsored Research and the provision to the Company of the Final Scientific Report.

9.2.	This Agreement shall terminate automatically upon the termination of the License Agreement.

9.3.
Without derogating from the Parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that each Party may terminate this Agreement by serving a written notice to that effect (effective immediately) on the other Party upon or after:

(i)
the other Party commits a material breach of its obligations under this Agreement, which material breach cannot be cured or, if curable, which has not been cured by the Party in breach within 30 (thirty) days after receipt of a written notice from the non-defaulting Party in respect of such breach; or

(ii)
the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event that an involuntary bankruptcy action is filed against the other Party and is not dismissed within ninety (90) days, or if the another Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

9.4.
Upon the termination of this Agreement for any reason other than due to the expiry of the term of this Agreement, the Company shall deliver to Hadasit all material, in soft or hard copies, relating to the Sponsored Research and/or the Sponsored Research Results.

9.5.	The termination of this Agreement by any Party shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination.

9.6.	Sections 4, 5 (subject to the time period set out in the License Agreement), 6, 7, 8, 9 and 10 shall survive the termination or expiration of this Agreement for any reason.

10.	MISCELLANEOUS

10.1.	Preamble; Appendices. The Preamble and the Appendices hereto form an integral part of this Agreement.

10.2.	Headings; Interpretation. The headings in this Agreement are intended solely for reference or convenience only and shall be given no effect in the interpretation of this Agreement.

In this Agreement “including”, “includes” means including, without limiting the generality of any description preceding such terms.

10.3.
Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 10.3:

If to Company:

Artemis Therapeutics Inc.
1633 Broadway, New York, NY 10019
USA
Facsimile: [____________________]
Attention: [____________________]

If to Hadasit:

Hadasit Medical Research Services & Development Ltd.
POB 12000
Jerusalem 91120 Israel
Facsimile: +972 3 6437712
Attention: Ms. Carole Grumbach

With a copy to (which will not constitute a notice):

Pearl Cohen Zedek Latzer Baratz
Azrieli Center, Round Tower, 18th Floor,
Tel Aviv, Israel
Facsimile: +972 9 9728001
Attention: Ms. Yael Baratz

Any notice shall be deemed to have been received as follows:  (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt.  If notice is sent by facsimile, a confirming copy of such notice shall be sent by mail to the same address.

10.4.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Israel, without giving effect to its principles of conflicts of law that direct that the laws of another jurisdiction apply and the Parties hereby submit to the exclusive jurisdiction of the competent courts in Tel-Aviv- Jaffa, Israel.

10.5.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect thereto.

Notwithstanding the foregoing, the Parties agree that (i) the terms hereof supplement and do not derogate from, or replace the terms of the License Agreement, which shall continue in full force and effect as set forth therein; and (ii) in the event of any express contradiction between the provisions of the License Agreement and this Agreement, the provisions of the License Agreement shall prevail unless otherwise expressly provided herein.

10.6.
Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each of the Parties or, in the case of waiver, by the Party waiving compliance.  The delay or failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce such performance.  No waiver by a Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

10.7.
No Agency or Partnership.  Nothing contained in this Agreement shall give either Party the right to bind the other Party, or be deemed to constitute either Party as agent for or partner of the other or any third party.

10.8.
Assignment and Successors.  Except for the case of a merger or acquisition involving the Company, the Company shall not transfer, assign, encumber or endorse its rights or obligations, in whole or in part, under this Agreement, to any third party that is not an Affiliate (as defined in the License Agreement) of the Company, without Hadasit’s consent which shall not be unreasonably denied, delayed or conditioned, and in any assignment the Company shall provide Hadasit with written notice of the assignment and the assignee shall agree in writing to be bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of each of the Party’s respective successors and assigns.

10.9.
Severability. If any provision of this Agreement is ruled invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected and the invalid or unenforceable provision shall be reformed or construed to reflect the commercial understandings between the Parties so that it would be valid, legal and enforceable to the maximum extent possible.

10.10.
Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.11.
Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by mail, facsimile or by electronic mail in PDF format) and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature page follows]

 [Signature page of Sponsored Research Agreement between Hadasit and Artemis Therapeutics Inc.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

HADASIT MEDICAL RESEARCH SERVICES & DEVELOPMENT LTD.	ARTEMIS THERAPEUTICS INC.

Signature: __________________ Name: _____________________ Title: ______________________ Date: __________, 20__	Signature: __________________ Name: _____________________ Title: ______________________ Date: __________, 20__

DECLARATION BY PROF. DANA WOLF

I, the undersigned, Prof. Dana Wolf, hereby confirm that I have read the above Agreement (“the Agreement”) and that I shall act in conformity with the Agreement so as to enable performance thereof, to the extent dependent on me, and shall refrain from any act or omission that may constitute a breach of the Agreement.

________________________

PROF. DANA WOLF

Date: _____________________

Appendices:

Appendix A –Research Program

Appendix B – Budget